UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

August 7, 2007 (August 6, 2007)

Date of Report (Date of earliest event reported):

BEA SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-22369	77-0394711
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

2315 North First Street, San Jose, CA	95131
(Address of Principal Executive Office)	(Zip Code)

(408) 570-8000

(Registrant’s telephone number, including area code)

                                    Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On August 6, 2007, BEA Systems, Inc. (the “Company”) and Alfred S. Chuang, the Company’s Chief Executive Officer and President, entered into an agreement setting forth Mr. Chuang’s compensation package for fiscal year 2008 (the “Agreement”). The compensation package was approved by the Board of Directors of the Company (without Mr. Chuang present) pursuant to a recommendation by its Compensation Committee. The compensation package provides that Mr. Chuang shall receive a base salary of $900,000, and a target bonus equal to 100% of his base salary to be determined under the Company’s Fiscal Year 2008 Executive Staff Bonus Plan previously approved by the Compensation Committee. The compensation package also provides that Mr. Chuang shall be granted an option to purchase 1,500,000 shares of the Company’s common stock. Twenty-five percent (25%) of the shares subject to the option shall vest on the first anniversary of the grant date, and an additional 1/48th of the shares shall vest monthly thereafter over the following thirty-six months. The option shall be granted under the Company’s 2006 Stock Incentive Plan, in accordance with the Company’s standard equity granting practices. In addition, the Agreement provides that Mr. Chuang shall be entitled to certain perquisites, including reimbursement for up to $10,000 incurred in connection with tax, financial and estate planning services, and the use of a Company car and driver and related expenses. Mr. Chuang will be responsible for all tax consequences resulting from any imputed income attributable to his personal use of the car and driver in accordance with applicable tax rules. The compensation package also provides that Mr. Chuang shall be entitled to other standard executive and employee benefits.

Mr. Chuang’s employment with the Company will continue on an “at-will” basis, and the terms and conditions of Mr. Chuang’s Amended and Restated Employment Agreement dated November 1, 2003, governing the terms of Mr. Chuang’s employment upon a change in control of the Company, shall remain in full force and effect.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEA SYSTEMS, INC.

By:	/s/ Mark P. Dentinger
Mark P. Dentinger Executive Vice President and Chief Financial Officer

Date: August 7, 2007

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